Exhibit 99.1

M&T Bank Corporation Elects Kevin J. Pearson to Board of Directors

Buffalo, NY; May 21, 2018 – M&T Bank Corporation (“M&T”) (NYSE: MTB) announced today the election of Kevin J. Pearson to its Board of Directors effective May 15, 2018. He was also elected to the Board of Directors of M&T Bank Corporation’s principal banking subsidiary, M&T Bank.

Mr. Pearson is Vice Chairman of M&T Bank with overall responsibility for the Commercial Banking Division, the Technology and Banking Operations Division, Credit Division and Wilmington Trust, which is M&T’s wealth management and institutional client services arm.

Mr. Pearson began his career with M&T Bank in 1989 as part of the Private Banking Division in New York City and has held a number of management positions, including head of commercial lending in M&T Bank’s Tarrytown region, Philadelphia Regional President and New York City Metro-Area Executive. He was named Executive Vice President and joined the M&T Bank Corporation Management Group in 2002. Mr. Pearson began his role as Vice Chairman of M&T Bank in 2014.

Mr. Pearson received a Bachelor of Science (BS) in Commerce and a Master of Business Administration (MBA) from Santa Clara University.

About M&T Bank

M&T is a financial holding company headquartered in Buffalo, New York. M&T’s principal banking subsidiary, M&T Bank, operates banking offices in New York, Maryland, New Jersey, Pennsylvania, Delaware, Connecticut, Virginia, West Virginia and the District of Columbia. Trust-related services are provided by M&T’s Wilmington Trust-affiliated companies and by M&T Bank.

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Investor Contact:

Donald J. MacLeod

(716) 842-5138

Media Contact:

David Lanzillo

(716) 842-5139